Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MARCH CASH DISTRIBUTION

DALLAS, Texas, March 20, 2020 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.033837 per unit, payable on April 14, 2020, to unit holders of record on March 31, 2020.

This month’s distribution decreased from the previous month due primarily to a decrease in production in both oil and gas for both Waddell Ranch and the Texas Royalty Properties. Pricing for oil and gas production declined for the month on the Waddell Ranch, offset by a slight increase in pricing for both oil and gas production for the Texas Royalty Properties. This reflects the production month of December.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 49,607 barrels of oil and 282,940 Mcf of gas.    production for the Trust’s allocated portion of the Waddell Ranch was 11,878 barrels of oil and 55,661 Mcf of gas. The average price for oil was $55.63 per bbl and for gas was $0.56 per Mcf. This would primarily reflect production and pricing for the month of January for oil and the month of December for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $2,919,433. Deducted from these would be the Lease Operating Expense (LOE) of $1,706,872, taxes of $232,773 and Capital Expenditures (CAPEX) of $102,466 totaling $2,042,111 resulting in a Net Profit of $877,322 for the month of February. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $657,992 to this month’s distribution.

ConocoPhillips has advised the Trust of the 2020 budget for the Waddell Ranch reflecting no new drill wells on the Waddell Ranch. Also, base well work of $700,000, gross, ($300,000 net to the trust) and facilities work of $700,000, gross, ($300,000 net to the Trust) bringing a total of $1.4 million, gross, ($600,000 to the trust) of projects for 2020. There are no recompletions planned for the year of 2020.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	49,607	282,940	11,878	55,661	*	$55.63	$.56	**
Texas Royalties	21,133	13,293	18,338	11,467	*	$58.84	$5.85	**
Prior Month
Waddell Ranch	49,299	281,640	16,614	91,367	*	$60.15	$1.00	**
Texas Royalties	22,232	14,854	19,096	12,767	*	$55.47	$4.48	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 21,133 barrels of oil and 13,293 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 18,338 barrels of oil and 11,467 of gas. The average price for oil was $58.84 per bbl and for gas was $5.85 per Mcf. This would primarily reflect production and pricing for the month of January for oil and the month of December for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,321,188. Deducted from these were taxes of $165,474 resulting in a Net Profit of $1,155,714 for the month of

February. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,097,928 to this month’s distribution.

General and Administrative Expenses deducted for the month were $180,361 resulting in a distribution of $1,577,119 to 46,608,796 units outstanding, or $0.033837 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2019 tax information packets were mailed directly to unit holders in early March 2020. A copy of the 2019 tax information booklet has been posted on Permian’s website. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. Both calculators have been updated for 2019 tax reporting.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2019, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839